Exhibit 21

SAIC, INC.

Subsidiaries of Registrant	Jurisdiction of Incorporation
Science Applications International Corporation	Delaware
BD Systems, Inc.	California
Benham Investment Holdings, LLC	Delaware
The Benham Companies, LLC	Delaware
ABI Architects, Inc.	Florida
Benham Constructors, LLC	Oklahoma
Benham DB, Inc.	Oklahoma
Benham International, Inc.	Oklahoma
Benham Military Communities, LLC	Oklahoma
Benham of Michigan, Inc.	Michigan
Benham/Ellerbe Becket, LLC (51% ownership)	Oklahoma
DynaLogic Engineering, Inc.	Michigan
R.O.I. Energy, L.L.C.	Oklahoma
ROI Finance I, LLC	Delaware
Roberts/Schornick & Associates, Inc.	Oklahoma
Stewart & Bottomley, Inc.	Oklahoma
The Benham Group, Inc.	Oklahoma
The Benham Group of Nevada, Inc.	Nevada
Campus Point Realty Corporation	California
Eagan, McAllister Associates, Inc.	Maryland
JMD Development Corporation	California
MEDPROTECT LLC	Delaware
SAIC Engineering, Inc.	California
SAIC Engineering of North Carolina, Inc.	North Carolina
SAIC Engineering of Ohio, Inc.	Ohio
SAIC Europe Limited	England
SAIC Limited	England
Calanais Ltd.	Scotland
Calanais Pension Trustee Co. Ltd.	United Kingdom
Science Applications International, Europe S.A.R.L.	France
SAIC-Frederick, Inc.	Delaware
SAIC Global Technology Corporation	Delaware
SAIC India Private Limited	India
Scicom Technologies Inc.	Delaware
Scicom Technologies Limited	United Kingdom
SAIC Pty Limited	Australia
SAIC No.2 Pty Limited	Australia
InQuirion Pty Limited	Australia
SAIC Services, Inc.	Delaware
SAIC Venture Capital Corporation	Nevada
VCC Holdings Corp.	Nevada
Science Applications International Corporation (SAIC Canada)	Canada
Science Applications International Germany GmbH	Germany
S M Consulting, Inc.	Maryland
Varec Holdings, Inc.	Delaware
Varec, Inc.	Georgia